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[DUMOULIN BLACK LETTERHEAD]



                                                   TELEPHONE NO. (604) 687-1224

                                                   DIRECT LINE 602-6808

                                                   EMAIL cdean@dumoulinblack.com



March 11, 1999

PLC Systems Inc.

10 Forge Park
Franklin, Massachusetts
02038

Ladies and Gentlemen:

We are British Columbia counsel for PLC Systems Inc. (the "Company") which we understand has filed with the U.S. Securities & Exchange Commission a registration statement on Form S-3 ("Registration Statement") that relates to the issuance of U.S. $500,000 worth of common shares in the capital of the Company (that is, 141,640 common shares) (the "Shares"). We further understand that the Shares will be issued and sold pursuant to resolutions of the Board of Directors of the Company passed January 22, 1999 (the "Resolutions").

For the purpose of this opinion we have reviewed:

1.   certified copy of the Resolutions; and

2. such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

Based and relying upon and subject to the foregoing, we are of the opinion that upon receipt of payment in full therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current report on Form 8-K as it is proposed to be filed and to the use of our name in the Prospectus that is part of the Registration Statement (Registration No. 333-68923) under the caption "Legal Matters".

Yours truly,

/s/ DuMoulin Black